Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-287024 and 333-272457 on Forms S-3 and in Registration Statement Nos. 333-284727, 333-261304, 333-231354, and 333-215042 on Forms S-8 of Spire Inc. of our report dated March 11, 2026, relating to the abbreviated financial statements of Tennessee Piedmont Natural Gas Business of Duke Energy Corporation as of and for the years ended December 31, 2025 and December 31, 2024, appearing in this Current Report on Form 8-K dated April 6, 2026.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

April 6, 2026